EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3/A (File No. 333-81320) and the Registration Statements on Form S-8 (File Nos. 333-60004 and 333-35450), of our report dated March 12, 2007 relating to our audit of the financial statements of PacificHealth Laboratories, Inc. included in the 2006 annual report on Form 10-KSB.

Weiser LLP

New York, New York
March 12, 2007